Exhibit 5.1
December 17, 2007
Northwest Biotherapeutics, Inc.
7600 Wisconsin Avenue, 7th Floor
Bethesda, Maryland 20814
Ladies & Gentlemen:
          We have acted as counsel to Northwest Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 688,722 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on behalf of certain selling stockholders, which includes 11,333 shares of Common Stock (the “Shares”) held by the selling stockholders and 677,389 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain warrants held by such selling stockholders (the “Warrants”), in each case pursuant to post-effective amendment number 1 to the registration statement on Form S-1 (File No. 333-134320) filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2007 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).
          We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.
          We have assumed further that the certificates for the Shares conform, and the certificates (if any) for the Warrant Shares initially issuable upon exercise of the Warrants will conform, to the specimen incorporated by reference as an exhibit to the Registration Statement and have been (or will be) duly countersigned by the transfer agent of the Company’s common stock and duly registered by the registrar of the Company’s common stock.
          We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
          Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares initially issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and, when the Registration Statement has become effective under the Act, the Warrant Shares, when issued upon such exercise in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

          We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Covington & Burling LLP

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